Exhibit 99.1

To: Scott Rickert, Chairman - PEN Inc.

Re: Resignation from PEN Inc. Board of Directors

Dear Scott,

Please accept my resignation as a member of PEN Inc.’s Board of Directors, effective December 20, 2019. This was a hard decision as I am proud of the work we have done together, first with NanoFilm and then with PEN.

Given my other commitment, however, I have been forced to evaluate all my commitment, and determined that this was the right step to take. I believe strongly in PEN and the potential for its products and technology and financial success.

Best regards,

/s/ Doug
Douglas Holmes